Banta Corporation
                             Amendment to By-laws

             The following resolution was adopted by the Board of Directors on October 29, 1996:


             RESOLVED, that Article III, Section 3.01 of the By-Laws of the Corporation is hereby amended to decrease the number of authorized directors to ten (10).